Exhibit 99.1

A&P FILES FOR CHAPTER 11 REORGANIZATION

TO FACILITATE FINANCIAL AND OPERATIONAL

RESTRUCTURING

JPMorgan Chase to Provide $800 Million in DIP Financing

Stores Are Fully Stocked and Remain Open,

Providing Uninterrupted Service to Customers

MONTVALE, N.J. – December 12, 2010 – The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE: GAP) announced today that it has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. The Chapter 11 process will facilitate A&P’s financial and operational restructuring, which is designed to restore the Company to long-term financial health.

Stores Fully Stocked and Open with No Interruption in Service

A&P continues to conduct its business and serve customers at its 395 stores. The Company’s stores are fully stocked with their complete range of high quality products, and all existing customer promotional and customer loyalty programs will stay in place.

The Company will have access to $800 million in debtor in possession (DIP) financing, which will enable it to continue paying local suppliers, vendors, employees and others in the normal course of business.

A&P President and Chief Executive Officer Sam Martin said, “We have taken this difficult but necessary step to enable A&P to fully implement our comprehensive financial and operational restructuring. While we have made substantial progress on the operational and merchandising aspects of our turnaround plan, we concluded that we could not complete our turnaround without availing ourselves of Chapter 11. It will allow us to restructure our debt, reduce our structural costs, and address our legacy issues.

Mr. Martin continued, “With the protections afforded by the Bankruptcy Code and the backing of a new, pre-eminent lender, we can make strategic decisions that will benefit the Company over the long term, enabling A&P to emerge with a new capital structure and in a much improved position to exploit its fundamental strengths. Importantly, during this reorganization our stores will operate normally with fully stocked shelves and the excellent service A&P customers expect. Our customers can shop our stores with confidence, and our employees can continue delivering great value and service to our customers every day.”

As the Company implements its financial and operational restructuring, it intends to continue and accelerate most of the basic elements of the turnaround plan announced in October, including:

•	A completely new management team is in place;

•	Reducing structural and operating costs;

•	Improving the A&P value proposition for customers; and

•	Enhancing the customer experience in stores.

A&P’s major shareholders support the action announced today and believe that the Company’s plan will advance and accelerate the comprehensive turnaround effort already underway.

The Company also announced that Frederic F. (“Jake”) Brace, who was named Chief Administrative Officer in August, will lead the Company’s restructuring effort. Mr. Brace will take the additional title of Chief Restructuring Officer to reflect his expanded role.

JPMorgan Chase to Provide $800 Million in DIP Financing

The Company has entered into an $800 million DIP facility with JPMorgan Chase & Co. The Company’s ability to obtain borrowings under such facility is subject to satisfaction of customary conditions and receipt of court approval. The DIP facility is being fully underwritten by JPMorgan Chase. A hearing to approve a portion of the facility has been scheduled for December 13.

Upon approval, this DIP facility will be available to fund A&P’s operations, pay its vendors and for other corporate purposes. In addition, this financing will provide the capital necessary to continue the Company’s efforts to improve and renovate select stores and provide enhanced product offerings to its customers.

Employees to Continue to Receive Wages and Benefits

The Company expects to receive full authority to pay employee wages and benefits on an uninterrupted basis.

Background on Chapter 11

Chapter 11 of the U.S. Bankruptcy Code allows a company to continue operating its business and managing its assets in the ordinary course of business. The U.S. Congress enacted Chapter 11 to encourage and enable a debtor business to continue to operate as a going concern, to preserve jobs and to maximize the recovery of all its stakeholders.

The Company’s legal representative in its Chapter 11 cases is Kirkland & Ellis LLP and its financial advisor is Lazard.

About A&P

Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 395 stores in eight states and the District of Columbia under the following names: A&P, Waldbaum’s, Pathmark, Best Cellars, The Food Emporium, Super Fresh and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: the ability to timely and effectively implement the turnaround strategy; the ability to access capital and capitalize on unencumbered and under-encumbered assets; the ability to enter into sale-leaseback transactions or sell non-core assets; various operating factors and general economic conditions; competitive practices and pricing in the food industry generally and particularly in the Company’s principal geographic markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; certain actions may require Bankruptcy Court approval; the risk that the bankruptcy filing and the related cases disrupt the Company’s current plans and operations; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; capital market conditions that may negatively affect the Company’s cost of capital and the ability of the Company to access capital; availability of capital to the Company; supply or quality control problems with the Company’s vendors; and changes in economic conditions that may affect the buying patterns of the Company’s customers.

Investor Contact:

Krystyna Lack

Vice President, Treasury Services

(201) 571-4320

Press Contacts:

Eric C. Andrus or Scot Hoffman

Robinson Lerer & Montgomery

(201) 571-4453

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